OLD NATIONAL BANCORP

NYSE: ONB
www.oldnational.com

FINANCIAL NEWS
January 13, 2009

OLD NATIONAL ANNOUNCES UPDATED OUTLOOK FOR FOURTH QUARTER OF 2008

- EARNINGS RELEASE AND WEBCAST DATE SET

Contacts:
Financial Community: Lynell J. Walton - (812) 464-1366 Senior Vice President - Investor Relations	Media: Kathy A. Schoettlin - (812) 465-7269 Executive Vice President - Communications

Evansville, Indiana: Old National Bancorp (NYSE: ONB) updated its outlook for the fourth quarter of 2008 to $.08 to $.12 per share from the previous guidance of $.25 to $.30 per share.

Old National expects its fourth quarter provision for loan and lease loss expense to be approximately $17.0 million and plans to increase its loan loss reserve during the quarter. Net charge-offs for the fourth quarter should be $13.4 million, or approximately 1.14% of average total loans.

Non-performing loans are expected to decline to $64.0 million at December 31, 2008, from $68.4 million at September 30, 2008. Non-performing loans as a percentage of total loans should be 1.34% at December 31, 2008, compared to 1.46% at September 30, 2008. The allowance for loan and lease losses as a percent of non-performing loans is expected to be about 105%, a meaningful increase from 93% at September 30, 2008.

Old National expects elevated levels of criticized and classified loans, or loans which exhibit potential weakness and deserve management's close attention, as well as increased weakness in its consumer portfolio due to the continuing weakening of the economy in its markets.

In addition, Old National Bancorp has determined that the previously disclosed check fraud scheme conducted by a commercial customer of Old National Bank, a subsidiary of the Company, will result in a loss of approximately $6.3 million during the fourth quarter.

President and CEO Bob Jones commented, "While these are extremely difficult times, the operating fundamentals and capital position of the Company remain strong. In addition, we expect our tangible common equity ratio to remain well within our targeted range of 6% to 7%. The increase in loan loss reserves is a prudent action at this time to address both the growth we are seeing in our loan portfolio and the effects of the difficult economy on certain borrowers and subsequent decreasing collateral valuations. Despite these current challenges, we anticipate GAAP (Generally Accepted Accounting Principles) earnings for the fourth quarter to be in the range of $.08 to $.12 per share."

Earnings Release and Webcast Date Announced

Old National Bancorp will release complete details of its fourth-quarter 2008 earnings before the market opens on Monday, January 26, 2009, and will hold a conference call with the financial community at 10:00 a.m. (Central), 11:00 a.m. (Eastern) that same day to discuss these results, strategic developments, and the company's financial outlook.

A live audio web cast of the conference call and corresponding presentation slides will be available on the Company's Investor Relations web page at www.oldnational.com. The presentation slides will be made available 15 minutes before the call. The web cast of the call will be archived for 12 months, and a replay of the call will be available from 1:00 p.m. (Central) on January 29 through February 9. To access the replay, dial 1-800-642-1687, Conference ID Code 80127832.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National's financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words "anticipate," "believe," "expect," "intend," "could" and "should," and other words of similar meaning. These forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies, ability of Old National to execute its business plan and to remediate the credit issues identified in this release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, other matters discussed in this press release and other factors identified in the Company's Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.